Exhibit 99.1

FOR IMMEDIATE RELEASE

ProShares Announces ETF Share Splits

BETHESDA, MD – April 3, 2020 – ProShares, a premier provider of ETFs, announced today reverse share splits on six of its ETFs. The splits will not change the total value of a shareholder’s investment.

Reverse Splits

Six ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
UCO	ProShares Ultra Bloomberg Crude Oil	1:25	74347W247	74347Y888
BOIL	ProShares Ultra Bloomberg Natural Gas	1:10	74347Y706	74347Y870
DIG	ProShares Ultra Oil & Gas	1:10	74347R719	74347G705
OILK	ProShares K-1 Free Crude Oil Strategy ETF	1:5	74347B417	74347G804
TTT	ProShares UltraPro Short 20+ Year Treasury	1:4	74348A491	74347G887
SMDD	ProShares UltraPro Short MidCap400	1:4	74348A392	74347G879

All reverse splits will be effective prior to market open on April 21, 2020, when the funds will begin trading at their post-split price. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a 1-for-4 reverse split, every four pre-split shares will result in the receipt of one post-split share, which will be priced four times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-4 reverse split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	250	$40.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 4 for a 1-for-4 reverse split), the reverse split will result in the creation of a fractional share. (as an example, a shareholder that holds 5 shares, a 1-for-4 reverse split would result in 1 and 1⁄4 shares) Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, with more than $32 billion in assets. The company is the leader in strategies such as dividend growth, interest rate hedged bond and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

Investor and Financial Professional Contact:

ProShares, 866.776.5125, info@ProShares.com or visit us at ProShares.com

For media inquiries, please contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

April 3, 2020

Geared (leveraged or short) ProShares ETFs seek returns that are a multiple of (e.g., 2x or -2x) the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, holding periods of greater than one day can result in returns that are significantly different than the target return and ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their holdings as frequently as daily. Investors should consult the prospectus for further details on the calculation of the returns and the risks associated with investing in this product.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes, and may be less liquid than stocks of larger companies. Please see summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.